                                                                      EXHIBIT 28


              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2002 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2002. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:

                                          MARCH 02         MARCH 01           VARIANCE
PROPERTY                                  APPRAISALS       APPRAISALS          IN %
Aztec Estates, FL                        $19,800,000       $21,200,000         (6.60%)
Kings Manor, FL                           11,400,000        11,000,000          3.64%
Old Dutch Farms, MI                       10,000,000        10,400,000         (3.85%)
Park of Four Seasons, MN                  17,500,000        16,500,000          6.06%
                                         -----------       -----------         -----
GRAND TOTAL:                             $58,700,000       $59,100,000         (0.68%)


                     2002 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2001 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-        Sale of the Properties in March 2002 for their appraised value.
-        Costs and selling expenses are 3.0% of the sale price.
- Amount payable to creditors other than the mortgage debt, is negligible.
-        Tax consequences of a sale are not taken into consideration.

Calculations:


March 2002 appraised value of the properties:             $58,700,000
                                                          -----------

Minus:   Costs and selling expenses (3.0%):                 1,761,000
         Mortgage Debt:                                    32,273,332
         Sellers' Contingent Purchase Price:                1,970,000 *
                                                          -----------

Net Sale Proceeds:                                        $22,695,668
                                                          ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)     $18,156,534

ESTIMATED CURRENT NET ASSET VALUE PER UNIT:               $    605.22
                                                          ===========


* Reflects the $1,500,000 partial payment of Contingent Purchase Price which was paid on May 15, 1997 out of operating cash reserves.